TENDER AND VOTING AGREEMENT

TENDER AND VOTING AGREEMENT (this “Agreement”), dated as of August 12, 2003, by and among Flexsteel Industries, Inc., a Minnesota corporation (“Parent”), Churchill Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Purchaser”), and             , a stockholder (“Stockholder”), of DMI Furniture, Inc., a Delaware corporation (the “Company”).

WHEREAS, Stockholder is, as of the date hereof, the record and beneficial owner of the number of shares of common stock, par value $0.10 per share (the “Common Stock”), of the Company, set forth opposite such Stockholder’s name on Schedule I hereto;

WHEREAS, Parent, Purchaser and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides for Purchaser to commence a tender offer (the “Offer”) for all of the issued and outstanding shares of the Common Stock and the merger of Purchaser with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Stockholders.

Stockholder hereby represents and warrants to Parent and Purchaser as follows:

(a) Stockholder is the record and beneficial owner of the shares of Common Stock (together with any shares of Common Stock which such Stockholder may acquire at any time on or after the date hereof during the term of this Agreement, the “Shares”) set forth opposite Stockholder’s name on Schedule I to this Agreement. Schedule I lists separately all options, warrants or other rights to purchase Common Stock issued to Stockholder (“Options”).

(b) Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c) This Agreement has been validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(d) Neither the execution and delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Stockholder is a party or by which Stockholder or Stockholder’s assets are bound. The consummation by Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Stockholder.

(e) The Shares and the certificates representing the Shares owned by Stockholder are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares, except for any of the foregoing arising under this Agreement.

SECTION 2. Representations and Warranties of Parent and Purchaser.

Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to Stockholder as follows:

(a) Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and the State of Delaware, respectively, and each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser, and constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3. Tender of the Shares. Each Stockholder hereby agrees that unless this Agreement is terminated pursuant to Section 7 hereof, (a) Stockholder shall validly tender or cause to be validly tendered its Shares to Purchaser pursuant to the Offer as promptly as practicable, and in any event no later than the tenth business day following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement (except that any Shares held in the name of a brokerage firm or similar agent or intermediary shall be tendered as soon as reasonably practicable, but in any event not later than 5 business days prior to the initial scheduled expiration date of the Offer, and (b) Stockholder shall not withdraw or cause to be withdrawn any of Stockholder’s Shares so tendered unless the Offer is terminated or has expired without Purchaser purchasing all shares of Common Stock validly tendered in the Offer.

SECTION 4. Transfer of the Shares.

Prior to the termination of this Agreement, except as otherwise provided herein, Stockholder shall not: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing (“Transfer”), any or all of the Shares or any right or interest therein; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (d) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; (e) exercise, or give notice of an intent to exercise, any Options unless the Shares underlying such Options become subject to this Agreement upon such Option exercise; or (f) take any other action, other than in Stockholder’s capacity as an officer or director of the Company, that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

SECTION 5. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Stockholder hereby irrevocably grants to, and appoints, Parent and any designee thereof, Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Shares, or to grant a consent or approval in respect of the Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company (i) in favor of the Merger or any other transaction pursuant to which Parent or Purchaser proposes to acquire the Company, whether by tender offer, merger, or otherwise, in which stockholders of the Company would receive consideration per share of Common Stock equal to or greater than the consideration to be received by such stockholders in the Offer and the Merger, and/or (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including, but not limited to, any other extraordinary corporate transaction, including a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company and a third party, or any other proposal of a third party to acquire the Company.

(b) Stockholder represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes any such proxies.

(c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in Section 7 hereof, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. If for any reason the proxy granted herein is not irrevocable, then Stockholder agrees to vote Stockholder’s Shares as instructed by Parent in writing.

SECTION 6. Acquisition Proposals; Non-Solicitation. Stockholder shall not, directly or indirectly, (i) solicit, initiate, endorse, accept or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with respect to, or participate in, assist, facilitate, endorse or encourage any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; provided, however, that nothing herein shall prevent Stockholder from acting in his or her capacity as an officer or director of the Company, or taking any action in such capacity (including at the direction of the Company Board of Directors), but only in either such case as and to the extent permitted by Section 5.2(b) of the Merger Agreement. Stockholder shall immediately cease participating in any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal.

SECTION 7. Termination. This Agreement shall terminate, and neither Parent nor Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earlier to occur of (i) the Effective Time and (ii) the date of termination of the Merger Agreement in accordance with its terms; provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement. Notwithstanding the foregoing, Sections 8(a), 8(e), 8(f), 8(j), 8(k) and 8(l) of this Agreement shall survive the termination of this Agreement. The representations and warranties made herein shall not survive the termination of this Agreement.

SECTION 8. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to a Stockholder, at the address set forth below such Stockholder’s name on Schedule I hereto:

with a copy to:

Frost Brown Todd LLC

400 West Market Street

Louisville, Kentucky 40202-3363

Facsimile: (502) 581-1087

Attention: Alan K. MacDonald

and

If to Parent or Purchaser, to:

Flexsteel Industries, Inc.

P.O. Box 877

Dubuque, Iowa 52004-0877

Facsimile: (563) 556-8345

Attention: K. Bruce Lauritsen

Chief Executive Officer

with a copy to:

Skadden, Arps, Slate, Meagher & Flom (Illinois)

333 West Wacker Drive

Chicago, Illinois 60606

Facsimile: (312) 407-0411

Attention: Charles W. Mulaney, Jr., Esq.

and

O’Connor & Thomas, P.C.

Dubuque Building

700 Locust Street, Suite 200

Dubuque, Iowa 52004

Facsimile: (563) 556-1867

Attention: John C. O’Connor, Esq.

(b) Publication. Stockholder hereby permits Parent and Purchaser to publish and disclose in the Offer Documents (including all documents and schedules filed with the SEC) Stockholder’s identity and ownership of shares of Common Stock and the nature of Stockholder’s commitments, arrangements and understandings pursuant to this Agreement.

(c) Further Actions. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

(d) Amendment, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this

Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(e) Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

(f) Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

(g) Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

(h) Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign any or all of its rights, interests and obligations hereunder to Parent, one or more direct or indirect wholly-owned Subsidiaries of Parent, or a combination thereof. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and permitted assigns.

(i) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

(k) Consent to Jurisdiction. Each of Parent, Purchaser and Stockholder hereby expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Courts, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts. Each such party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile.

(l) Service of Process. Each of Parent, Purchaser and Stockholder irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8(k) hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8(a) hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

(m) Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, Parent, Purchaser and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

FLEXSTEEL INDUSTRIES, INC.

By:
Name:
Title:

CHURCHILL ACQUISITION CORP.

By:
Name:
Title:

Name:

SCHEDULE I

Name and Address	Shares	Options	Total Shares + Options